Exhibit 4

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into effective as of the 15 day of October, 2009 (the “Effective Date”), by and among Technology Management Services, LLC, a Florida limited liability company (“TMS”), UTEK Corporation, a Delaware corporation (“UTEK”), and Technology Capital Services, LLC, a Florida limited liability company, (“TCS”).

R E C I T A L S

A. TCS is a newly formed limited liability company that has been organized to accept the contribution of certain convertible securities by UTEK and to accept other capital contributions to be made by TMS.

B. TMS desires to contribute as capital to TCS cash as set forth herein on Exhibit B attached hereto in exchange for TCS’ issuance to TMS of 900,000 Units, constituting 90% of the total issued and outstanding 1,000,000 Units.

C. UTEK desires to contribute as capital to TCS certain convertible securities as set forth on Exhibit A attached hereto (the “Assets”) on the terms and conditions hereinafter set forth, in exchange for TCS’ issuance to UTEK of 100,000Units, constituting 10% of the total issued and outstanding l,000,000 Units.

D. The parties desire to enter into this written agreement to provide a full statement of each party’s respective rights and responsibilities.

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, do hereby agree as follows:

1. CONTRIBUTION OBLIGATIONS.

1.1 UTEK Capital Contribution. Subject to the terms and conditions contained herein, on the Effective Date, UTEK shall contribute to TCS all right, title and interest in and to all of the Assets.

1.2 Cash Capital Contributions. On the Effective Date, TMS shall make a capital contribution to TCS in cash for working capital needs in the amount of One Hundred Dollars ($100.00).

1.3 TCS Unit Issuance. On the Effective Date, TCS shall issue to each of UTEK, and TMS the number and class of units of TCS as set forth in Exhibit A attached hereto.

2. REPRESENTATIONS OF UTEK. UTEK, hereby represents and warrants to TCS as follows:

2.1 Corporate Status. UTEK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a corporation in those jurisdictions where the ownership of the Assets require it to be so qualified.

2.2 Authority. All action on behalf of UTEK necessary for the authorization of the execution, delivery and performance of this Agreement, and all other agreements, instruments and documents to be executed and delivered hereunder or in connection herewith, by each Transferor has been duly taken. UTEK has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of UTEK, enforceable in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

2.3 No Adverse Consequences. Neither the execution and delivery of this Agreement by UTEK or the consummation of the transactions contemplated by this Agreement and all other agreements, instruments and documents to be delivered hereunder or in connection herewith will, (a) result in the creation or imposition of any lien, charge or encumbrance on any of the Assets; (b) violate or conflict with any provision of UTEK’s organizational documents; (c) violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to UTEK; or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to UTEK under or constitute a default under any agreement, instrument, license or permit to which UTEK is a party or by which it is bound.

2.4 Title. UTEK owns and has good and marketable title to each of the Assets, free and clear of all liens, deeds of trust, pledges, mortgages, restrictions, security interests, claims, charges or other encumbrances or restrictions of any kind. Upon consummation of the transactions contemplated hereby, TCS will acquire good and marketable title to the Assets, free and clear of all liens, deeds of trust, pledges, mortgages, restrictions, security interests, claims, charges or other encumbrances or restrictions of any kind. No person or entity other than UTEK has any interest in any Asset.

2.5 Consents. No action, approval, consent or authorization from any third party, including, but not limited to, any financial institution or governmental or quasi-governmental agency, is required for the consummation by UTEK of the transactions described in this Agreement. UTEK has obtained all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by UTEK or the consummation of the transactions contemplated by this Agreement. UTEK has made all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.6 Finder’s Fee. UTEK has not done anything to cause TCS to incur any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with this Agreement or any transaction provided for herein.

2.7 Litigation. There is no claim, litigation, proceeding or investigation of any kind pending or threatened by or against the Assets and, to the best knowledge of any Transferor, there is no basis for any such claim, litigation, proceeding or investigation.

2.8 Compliance with Laws. UTEK is not, and has not been, in violation of, has not received any notices of violation with respect to, and has no knowledge of any events or conditions that may constitute potential violations of, any federal, state or local statute, law or regulation applicable to the ownership of the Assets. Without limiting the foregoing, neither UTEK or any other person acting on behalf of UTEK, has, in violation of any federal, state or local law, received, solicited or made any payments, rebates, discounts or kickbacks for the referral of patients or business.

2.9 Full Disclosure. There are no facts known to UTEK that would materially and adversely affect the Assets that have not been disclosed to Company. This Agreement, including the Schedules and Exhibits hereto and all other agreements, instruments and documents to be delivered hereunder or in connection herewith and all other written information provided to TCS by UTEK, when taken together, do not contain any untrue statement of a material fact, or omit a material fact, which makes the statements therein misleading in light of the circumstances under which they were made.

2.10 Disclosure and Duty of Inquiry. UTEK acknowledges and agrees that, notwithstanding any investigation by TCS, TCS is relying upon the representations and warranties made by UTEK in this Agreement.

3. REPRESENTATIONS OF NEWCO. TCS hereby represents and warrants to UTEK, as follows:

3.1 Due Organization. TCS is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Florida and has all limited liability company power and authority to enter into and perform its obligations under this Agreement and all other agreements, instruments and documents to be delivered hereunder.

3.2 Authority. TCS has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of TCS, enforceable in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights.

3.3 No Adverse Consequences. Neither the execution and delivery of this Agreement by TCS, nor the consummation of the transactions contemplated by this Agreement and all other agreements, instruments and documents to be executed and delivered pursuant to this Agreement will (a) result in the creation or imposition of any lien, charge or encumbrance on any of TCS’ assets or properties; (b) result in the breach of any term or provision of the articles of organization or operating agreement of TCS, (c) violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to TCS; or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to TCS under or constitute a default under any agreement, instrument, license or permit to which TCS is a party or by which it is bound.

3.4 Consents. Except as set forth on Schedule 5.4, no action, approval, consent or authorization from any third party, including, but not limited to, any financial institution or governmental or quasi-governmental agency, is required for the consummation of the transactions described in this Agreement by TCS. TCS has obtained all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by TCS or the consummation of the transactions contemplated by this Agreement. TCS has made all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.5 Finder’s Fee. TCS has done nothing to cause UTEK, to incur any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with this Agreement or any transaction provided for herein.

3.6 Disclosure and Duty of Inquiry. TCS acknowledges and agrees that, notwithstanding any investigation by UTEK, UTEK is relying upon the representations and warranties made by TCS in this Agreement.

4. DELIVERY OBLIGATIONS OF TMS AT THE CLOSING. At the Closing, TMS shall deliver to TCS:

4.1 The Cash Capital Contributions;

4.2 An executed Operating Agreement for TCS in substantially the form attached hereto as Exhibit C;

5. DELIVERY OBLIGATIONS OF UTEK AT THE CLOSING. At the Closing, UTEK shall execute and deliver to TCS:

5.1 An executed Assignment of Assets in substantially the form attached hereto as Exhibit B (“Assignment”), which shall effect the conveyance, assignment, transfer and delivery of the Assets to TCS; and

5.2 An executed Operating Agreement for TCS in substantially the form attached hereto as Exhibit C.

6. FURTHER ASSURANCES.

UTEK agrees that, at any time and from time to time on and after the Effective Date, it will, upon the request of TCS and without further consideration, take all steps reasonably necessary to place TCS in possession and operating control of the Assets and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required in conformity with this Agreement for the performance of the duties and obligations of each party to the other under this Agreement, and to vest in TCS good, valid and marketable title to the Assets.

7. MISCELLANEOUS PROVISIONS.

7.1 Assignability. No party shall have the right to assign this Agreement without the prior written consent of the other parties.

7.2 Successors and Assigns. The terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

7.3 Expenses. Each party shall be responsible for its own legal, accounting and other transaction costs relating to the transactions contemplated in this Agreement.

7.4 Notices. All notices required to be given hereunder shall be in writing and given hereunder, as elected by the party giving notice, as follows: (a) by personal delivery, (b) sent by overnight courier with confirmation of receipt, or (c) dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows.

If to UTEK:	UTEK Corporation
c/o Doug Schaedler
2109 East Palm Ave.
Tampa, FL 33605

If to TCS:	Technology Capital Services, LLC
	c/o Ken Van Ness	110 Crenshaw Lake Rd.
Lute, FL 33548

If to TMS:	Technology Management Services, LLC
c/o Ken Van Ness
110 Crenshaw Lake Rd.
Lutz, FL 33548

Notice shall be deemed given (a) on the date of receipt if delivered personally; (b) on the business day following delivery of such notice to the overnight courier; or (c) three (3) business days after deposit in the mail in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

7.5 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party, provided however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its or his legal obligations (prompt notice of which shall in any such case be given to the other party or parties).

7.6 Entire Agreement: Amendment. This Agreement and any attachments, exhibits and schedules hereto state the entire contract between the parties in respect to the subject matter of this Agreement and supersedes any oral or written proposals, statements, discussions, negotiations or other agreements prior to or contemporaneous with this Agreement. The parties acknowledge that they have not been induced to enter into this Agreement by any oral or written representations or statements not expressly contained in this Agreement. This Agreement may be modified only by mutual agreement of the parties; provided, however, that before any modification shall be operative or valid, it shall be reduced to writing and signed by both parties. All rights of a party are cumulative and not exclusive, unless otherwise explicitly stated herein.

7.7 Severability. Any terms or provisions of this Agreement that shall prove to be invalid, void or illegal shall in no way affect, impair, or invalidate any other term or provision herein and such remaining terms and provisions shall remain in full force and effect. All such terms or provisions which are determined by a court of competent jurisdiction or other dispute resolution proceeding to be invalid, void or illegal shall be construed and limited so as to allow the maximum effect permissible by law.

7.8 Waiver. The waiver by either party to this Agreement of any one or more defaults, if any, on the part of the other, shall not be construed to operate as a waiver of any other or future defaults under the same or different terms, conditions or covenants contained in this Agreement.

7.9 Governing Law. The existence, validity, and construction of this Agreement shall be governed by the laws of the State of Florida, disregarding any conflict of laws provisions which may require the application of the law of another state.

7.10 Headings. The headings of this Agreement are solely for the convenience of reference, and are not a part of and are not intended to govern, to limit or to aid in the construction of any term or provision hereof.

7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterpart. Signatures sent by facsimile or electronic transmission shall be deemed to be originals for all purposes of this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

UTEK CORPORATION

By:
Its:	LLP

TECHNOLOGY MANAGEMENT SERVICES, LLC

By:
Ken Van Ness
Its:	MANAGING DIRECTOR

TECNHOLOGY CAPITAL SERVICES, LLC

By:
Ken Van Ness
Its:	MANAGING DIRECTOR